UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2009

NORANDA ALUMINUM HOLDING CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	333-148977	20-8908550
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

801 Crescent Centre Drive, Suite 600, Franklin, Tennessee	37067
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 771-5700

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 31, 2009, Noranda Bauxite Limited (“Noranda Bauxite”, formerly St. Ann Bauxite Limited), a wholly-owned subsidiary of Noranda Aluminum Holding Corporation (“Noranda”) arrived at an understanding (the “2009 Agreement”) with the Government of Jamaica (the “GOJ”) through its representatives to amend the Establishment Agreement dated September 30, 2004, as amended, between the Government of Jamaica and St. Ann Bauxite Limited (“the Establishment Agreement”). The Establishment Agreement governs the relationship between Noranda Bauxite and the GOJ related to the operation of a bauxite mine in St. Ann, Jamaica.

The 2009 Agreement sets the fiscal regime structure of the Establishment Agreement from January 1, 2009 through December 31, 2014. The 2009 Agreement concluded negotiations between Noranda Bauxite and the GOJ regarding the fiscal regime, and included Noranda Bauxite’s commitment for certain expenditures for haulroad development, maintenance, dredging, land purchases, contract mining, training and other general capital expenditures from 2009 through 2014.

In connection with the signing of the 2009 Agreement, Noranda Bauxite paid $15.5 million to the Government of Jamaica towards its 2009 production levy and prepaid a portion of its 2010 obligations. Amounts due under the monthly production levy calculation provided by the 2009 Agreement will be applied against the $15.5 million until that amount is exhausted, at which point Noranda Bauxite will remit payment to the GOJ monthly pursuant to payment terms contained in the Establishment Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORANDA ALUMINUM
HOLDING CORPORATION

Date: January 7, 2010	By:	/s/ Robert B. Mahoney

Robert B. Mahoney Chief Financial Officer